Exhibit 4.30

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXCO LAND COMPANY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT of EXCO Land Company, LLC (the “Agreement”), dated December 5, 2013, is adopted, executed and agreed to by the sole Member (as defined below).

1. Formation. EXCO Land Company, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Member. EXCO Operating Company, LP, a Delaware limited partnership, shall be the sole member of the Company (the “Member” and collectively with any future members of the Company, the “Members”).

5. Contributions. The initial membership interests are set forth on Exhibit A attached hereto. Without creating any rights in favor of any third party, the Members may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Members shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

7. Management and Officers.

7.1 Management. Except as specifically provided herein, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Members, which shall be responsible for the management and operations of the Company and shall have all powers necessary to manage and control the Company and to conduct its business. In managing the business and affairs of the Company and exercising its powers, the Members may delegate power and authority to one or more officers of the Company, who shall exercise such powers and perform such duties as are specified in Section 7.4.

7.2 Actions of the Members by Consent. Unless otherwise restricted by the Act, any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if all the Members consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Members.

7.3 Liability of Members. Except as required by the Act, no Member shall be liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company by reason of its acting as a Member of the Company. A Member of the Company shall not be liable to the Company or to any other Members for monetary damages for breach of fiduciary duty as a Member, except for (i) liability for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for a distribution, redemption or purchase of or with respect to membership interests in violation of Delaware Law. If the laws of the State of Delaware are amended after the date of this Agreement to authorize action further eliminating or limiting the personal liability of a Member, then the liability of a Member of the Company, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended laws of the State of Delaware. Any repeal or modification of this Section 7.3 shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Member of the Company existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

7.4 Officers.

(a) General. The officers of the Company shall be appointed by the Members. Any number of offices may be held by the same person. The salaries of all officers of the Company shall be fixed by the Members and may be altered by the Members from time to time except as otherwise provided by contract. All officers shall be entitled to be paid or reimbursed for all costs and expenditures incurred on behalf of the Company.

(b) Election; Vacancies; Removal. The officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as described in this Agreement and as shall be determined from time to time by the Members; and all officers of the Company shall hold office until their successors are chosen and qualified or until their earlier resignation or removal. Whenever any vacancies shall occur in any office by death, resignation, removal, increase in the number of officers of the Company, or otherwise, the same shall be filled by the Members, and the officer so appointed shall hold office until his successor is chosen and qualified. Any officer or agent elected or appointed by the Members may be removed by the Members. Such removal may be with or without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

(c) Delegation of Authority. In the case of any absence of any officer of the Company or for any other reason, the Members or, if applicable, the Chief Executive Officer or the President may delegate some or all of the powers or duties of any officer of the Company to any other officer or to any Member, unitholder, employee or agent of the Company for whatever period of time seems desirable, including the power to execute any deeds, transfers, assignments, contracts, obligations, certificates and other instruments on behalf of the Company.

(d) Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name and on behalf of the Company by the Chief Executive Officer, the President or any Vice President; and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Members may confer like powers upon any other person or persons.

7.5 Duties of Officers. Each officer of the Company, in the performance of his or her duties as such, shall owe to the Company the duty to act in good faith and in a manner he or she reasonably believes to be in, or not opposed to, the best interests of the Company. An officer of the Company shall not be personally liable to the Company or to any Members for monetary damages for breach of fiduciary duty as an officer of the Company.

7.6 Member Contributions. The officers of the Company shall not have any personal liability for the repayment of any capital contributions of any Member.

8. Indemnification.

8.1 Exculpation. The personal liability of each Member and officer of the Company shall be eliminated and limited to the full extent permitted by the laws of the State of Delaware, including the Act.

8.2 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become an officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director, manager, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an officer or in any other capacity while serving or having agreed to serve as an officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all expense, liability and loss (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Members. The right to indemnification conferred in this Section 8 shall be a contract right and shall include the right to be paid by the

Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Act requires, the payment of such expenses incurred by a current, former or proposed officer in his or her capacity as an officer or proposed officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while an officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this

8.3 Indemnification of Employees and Agents. The Company may, by action of the Members, provide indemnification to employees and agents of the Company, individually or as a group, with the same scope and effect as the indemnification of officers provided for in this Section 8.

8.4 Right of Claimant to Bring Suit. If a written claim received by the Company from or on behalf of an indemnified party under this Section 8 is not paid in full by the Company within ninety days after such receipt, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including independent legal counsel or the Members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including independent legal counsel or the Members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

8.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation of the Company, bylaw, agreement, consent of the Members or otherwise.

8.6 Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was serving as an officer, employee or agent of the Company or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against such person and incurred by any such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

8.7 Severability. If this Section 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each officer of the Company, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.8 Amendment, Modification or Repeal. Any amendment, modification or repeal of this Section 8 by the Members shall not adversely affect any right of or protection afforded to an officer, employee or agent of the Company existing at the time of such amendment, modification or repeal.

9. Certificates of Membership Interests. Membership interests need not be certificated provided that if the Members decide to certificate such membership interests, the certificates evidencing membership interests in the Company shall be in such form, not inconsistent with that required by law and the certificate of formation of the Company, as shall be approved by the Members.

10. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Members may elect. No other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

11. Fiscal Year. The Company’s fiscal year will end on December 31 of each year.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first written above.

EXCO OPERATING COMPANY, LP
By:	EXCO Partners OLP GP, LLC, its general
partner

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary

Exhibit A

Initial Membership Interests

Member	Membership Interest
EXCO Operating Company, LP	100%